Filed Pursuant to Rule 433

Registration Statement No. 333-180289

STRATEGIC ACCELERATED REDEMPTION SECURITIES®

Strategic Accelerated Redemption Securities® Linked to an International Equity Basket
Issuer	HSBC USA Inc. (“HSBC”)
Principal Amount	$10.00 per unit
Term	Approximately one year and one week, if not called on the first or second Observation Dates
Market Measure	An equally weighted international equity basket comprised of the S&P 500® Index (Bloomberg symbol: "SPX") and the EURO STOXX 50® Index (Bloomberg symbol: "SX5E"). Each Basket Component is a price return index.
Automatic Call	Automatic call if the Observation Level of the Market Measure on any Observation Date is equal to or greater than the starting value
Observation Level	The value of the Market Measure on any Observation Date
Observation Dates	Approximately six, nine and twelve months after the pricing date
Call Premium

In the event of an automatic call, the amount payable per unit will be:

•   [$10.30 to $10.50] if called on the first Observation Date

•   [$10.45 to $10.75] if called on the second Observation Date

•   [$10.60 to $11.00] if called on the final Observation Date

Payout Profile at Maturity	If not called, 1-to-1 downside exposure to decreases in the Market Measure beyond a 5% decline, with up to 95% of the principal amount at risk
Threshold Value	95% of the starting value of the Market Measure
Investment Considerations	This investment is designed for investors who anticipate that the Observation Level on any of the Observation Dates will be equal to or greater than the starting value and, in that case, accept an early exit from the investment, and are willing to accept that their return on their investment will be capped at the Call Premium, take downside risk below the Threshold Value and forgo interim interest payments.
Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/83246/000114420415011210/v402428_fwp.pdf
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•	If the notes are not called, your investment may result in a loss; there is no guaranteed return of principal.
•	Payments on the notes, including repayment of principal, are subject to the credit risk of HSBC. If HSBC becomes insolvent or is unable to pay its obligations, you may lose your entire investment.
•	Changes in the level of one Basket Component may be offset by changes in the level of the other Basket Component.
•	Your investment return is limited to the applicable Call Premium and may be less than a comparable investment directly in the stocks included in the Basket Components.
•	The initial estimated value of the notes on the pricing date will be less than their public offering price.
•	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
•	You will have no rights of a holder of the securities included in the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
•	Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets, specifically changes within the Eurozone.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents
for complete product disclosure, including related risks and tax disclosure.

HSBC has filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for each of the offerings to which this document relates. Before you invest, you should read those documents, and the other documents that we have filed with the SEC, for more complete information about us and these offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, HSBC, any agent, or any dealer participating in these offerings will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.